Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNY Mellon Investment Funds IV, Inc.:

We consent to the use of our reports dated December 18, 2020, with respect to the financial statements of BNY Mellon Tax Managed Growth Fund, BNY Mellon Institutional S&P 500 Stock Index Fund and BNY Mellon Bond Market Index Fund, each a series of The BNY Mellon Investment Funds IV, Inc., as of October 31, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

February 22, 2021